                                                                    Exhibit 12.2

                             Paine Webber Group Inc.
 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                    Dividends
                            (In thousands of dollars)

                                                          Years Ended December 31,
                                     -----------------------------------------------------------------
                                        1998*         1997*         1996*         1995         1994
                                     ----------    ----------    ----------    ----------   ----------
Income before taxes                  $  682,763    $  644,075    $  558,999    $  102,677   $   44,385
                                     ----------    ----------    ----------    ----------   ----------

Preferred stock dividends                35,433        44,186        43,712        36,260        1,710
                                     ----------    ----------    ----------    ----------   ----------
Fixed charges:

  Interest                            2,876,712     2,573,582     1,971,788     1,969,811    1,428,653

  Interest factor in rents               56,139        53,665        54,537        59,491       51,102
                                     ----------    ----------    ----------    ----------   ----------

  Total fixed charges                 2,932,851     2,627,247     2,026,325     2,029,302    1,479,755
                                     ----------    ----------    ----------    ----------   ----------

Total fixed charges and preferred

  stock dividends                     2,968,284     2,671,433     2,070,037     2,065,562    1,481,465
                                     ----------    ----------    ----------    ----------   ----------

Income before taxes and fixed
charges                              $3,615,614    $3,271,322    $2,585,324    $2,131,979   $1,524,140
                                     ==========    ==========    ==========    ==========   ==========

Ratio of earnings to fixed charges
    and preferred stock dividends           1.2           1.2           1.2           1.0          1.0
                                     ==========    ==========    ==========    ==========   ==========

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends (tax effected), "earnings" consist of income before taxes and fixed charges. "Fixed charges" consist principally of interest expense incurred on securities sold under agreements to repurchase, short-term borrowings, long-term borrowings, preferred trust securities and that portion of rental expense estimated to be representative of the interest factor.

* Income before taxes includes minority interest in wholly owned subsidiary trusts.